EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces Third Quarter 2018 Financial Results

MIDVALE, Utah, Nov. 28, 2018 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's" or the “Company”) (Nasdaq:SPWH) today announced financial results for the thirteen and thirty-nine weeks ended November 3, 2018.

Jon Barker, Chief Executive Officer, stated, “We are pleased with our third quarter performance as our top and bottom line results were in line with expectations. Our results are reflective of the solid progress we continue to make against our key strategic priorities centered around our omni-channel strategy of store growth and expansion of our e-commerce platform, customer acquisition and engagement, and merchandising. We believe our continued investments across the business are fueling market share gains as we continue to differentiate ourselves and strengthen our competitive positioning within the outdoor sporting goods industry.”

Mr. Barker continued “Given our year-to-date performance, we are narrowing our full year guidance. As we look to fiscal 2019, we will continue to maintain our strategy of moderated store growth and we expect to open between four and five stores, which will allow us to further invest in our e-commerce capabilities and allocate free cash flow towards debt reduction.”

For the thirteen weeks ended November 3, 2018:

  Net sales increased by 2.3% to $223.1 million from $218.1 million in the third quarter of fiscal year 2017. Same store sales decreased by 0.5% from the comparable prior year period.

  Income from operations was $17.5 million compared to $19.5 million in the third quarter of fiscal year 2017.

  The Company opened one new store in the third quarter of fiscal 2018 and ended the quarter with 92 stores in 23 states, or square footage growth of 4.4% from the end of the third quarter of fiscal year 2017.

  Interest expense decreased to $2.6 million from $3.5 million in the third quarter of fiscal year 2017.

  Net income was $12.4 million compared to net income of $9.8 million in the third quarter of fiscal year 2017. Adjusted net income, which excludes a non-recurring tax benefit, was $11.1 million compared to net income of $9.8 million for the third quarter of fiscal year 2017 (see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share was $0.29 compared to diluted earnings per share of $0.23 for the third quarter of fiscal year 2017. Adjusted diluted earnings per share was $0.26 compared to diluted earnings per share of $0.23 in the third quarter of fiscal year 2017 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $22.6 million compared to $25.1 million in the third quarter of fiscal year 2017 (see "GAAP and Non-GAAP Measures").

For the thirty-nine weeks ended November 3, 2018:

  Net sales increased by 7.1% to $606.4 million from $566.5 million in the first three quarters of fiscal year 2017. Same store sales increased by 0.8% from the comparable prior year period.

  Income from operations was $27.1 million compared to $30.0 million in the first three quarters of fiscal year 2017. Adjusted income from operations, which excludes charges incurred in conjunction with the retirement of the Company’s former CEO, was $29.7 million, compared to adjusted income from operations of $31.7 million, which excludes professional and other fees incurred in connection with evaluation of a strategic acquisition for the first three quarters of fiscal year 2017 (see “GAAP and Non-GAAP Measures”).

  Interest expense increased to $10.5 million from $10.1 million in the first three quarters of fiscal year 2017. Excluding a $1.6 million write off in debt discount and deferred financing fees associated with the Company’s old term loan, interest expense was $8.9 million in the first three quarters of fiscal 2018.

  Net income was $13.1 million compared to net income of $11.9 million in the first three quarters of fiscal year 2017. Adjusted net income, which excludes charges incurred in conjunction with the retirement of the Company’s former CEO, the write-off of deferred financing fees and debt discount associated with the Company’s old term loan, and a non-recurring tax benefit, was $15.3 million compared to adjusted net income, which excludes professional and other fees incurred in connection with evaluation of a strategic acquisition, of $12.9 million for the first three quarters of fiscal year 2017 (see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share was $0.31 compared to $0.28 in the first three quarters of fiscal year 2017. Adjusted diluted earnings per share was $0.36 compared to $0.30 in the first three quarters of fiscal year 2017 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $46.5 million compared to $49.8 million in the first three quarters of fiscal year 2017 (see "GAAP and Non-GAAP Measures").

Balance sheet highlights as of November 3, 2018:

  Total debt: $219.2 million consisting of $181.6 million outstanding under the Company’s revolving credit facility and $37.6 million outstanding under the term loan, net of unamortized debt issuance costs.
  Total liquidity (cash plus $28.8 million of availability on revolving credit facility): $30.7 million

Fourth Quarter and Fiscal Year 2018 Outlook:

For the fourth quarter of fiscal year 2018, net sales are expected to be in the range of $238.0 million to $246.0 million based on a change in same store sales in the range of (1.0)% to 2.0% compared to the corresponding period of fiscal year 2017. Adjusted net income is expected to be in the range of $10.0 million to $11.3 million with diluted earnings per share of $0.23 to $0.26 on a weighted average of approximately 43.0 million estimated common shares outstanding.

For fiscal year 2018, net sales are expected to be in the range of $844.0 million to $852.0 million based on a change in same store sales in the range of 0.0% to 2.0% compared to fiscal year 2017. Adjusted net income is expected to be in the range of $25.2 million to $26.6 million with adjusted earnings per diluted share of $0.59 to $0.62 on a weighted average of approximately 43.0 million estimated common shares outstanding, when adjusted for the one-time expense incurred in connection with the announcement of the retirement of the Company’s former Chief Executive Officer, John Schaefer, in the first quarter of fiscal 2018, the write-off of the debt discount and deferred financing fees relating to the Company’s old term loan incurred in the second quarter of fiscal 2018, and a non-recurring tax benefit recognized in the third quarter of fiscal 2018. (see “GAAP and Non-GAAP Measures”).

Fiscal Year

We operate on a fiscal calendar that, in a given fiscal year, consists of the 52- or 53-week period ending on the Saturday closest to January 31st. Our fiscal third quarters ended November 3, 2018 and October 28, 2017, both consisted of 13 weeks and are referred to herein as the third quarter of fiscal year 2018 and the third quarter of fiscal year 2017, respectively. Fiscal year 2018 contains 52 weeks of operations and will end on February 2, 2019. Fiscal year 2017 contained 53 weeks of operations ended on February 3, 2018. Due to the 53rd week in fiscal year 2017, all references to same store sales for fiscal year 2018 are compared to the shifted period for the comparable period for fiscal year 2017.  For the third fiscal quarter, same store sales for the period ended November 3, 2018 are compared to the same number of weeks for the period ended November 4, 2017, which is the comparable period.

Conference Call Information:

A conference call to discuss third quarter and fiscal 2018 financial results is scheduled for today, November 28, 2018, at 8:30 AM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmanswarehouse.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income from operations, adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA. We defined adjusted income from operations and adjusted net income as income from operations and net income, respectively, in each case, plus professional and other fees incurred in connection with the evaluation of a strategic acquisition, charges incurred in conjunction with the retirement of the Company’s former CEO, deferred financing fees and debt discount associated with the Company’s prior term loan, and non-recurring tax benefit adjustments, as applicable. Adjusted diluted earnings per share is diluted earnings per share excluding the impact of professional and other fees incurred in connection with the evaluation of a strategic acquisition, charges incurred in conjunction with the retirement of the Company’s former CEO, deferred financing fees and debt discount associated with the Company’s prior term loan, and non-recurring tax benefit adjustments. We define Adjusted EBITDA as net income plus interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, and other gains, losses and expenses that we do not believe are indicative of our ongoing expenses. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted income per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, statements regarding our strategic initiatives and our outlook for the fourth quarter and full fiscal year 2018.  Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", "opportunity", "plan", "future", "ahead" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the Company’s expansion into new markets and planned growth, current and future government regulations,  risks related to the Company’s continued retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 3, 2018 which was filed with the SEC on March 29, 2018 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman's Warehouse is an outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right quality, brand name hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmanswarehouse.com.

Investor Contact:
ICR, Inc.
Rachel Schacter
(203) 682-8200
investors@sportsmanswarehouse.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share data)

	For the Thirteen Weeks Ended

	November 3, 2018	% of net sales	October 28, 2017	% of net sales

Net sales	$223,099	100.0%	$218,115	100.0%
Cost of goods sold	145,518	65.2%	141,152	64.7%
Gross profit	77,581	34.8%	76,963	35.3%

Operating expenses:
Selling, general and administrative expenses	60,070	26.9%	57,443	26.3%
Income from operations	17,511	7.9%	19,520	9.0%
Interest expense	(2,633)	(1.2%)	(3,494)	(1.6%)
Income before income tax expense	14,878	6.7%	16,026	7.4%
Income tax expense	(2,480)	(1.1%)	(6,218)	(2.9%)
Net Income	$12,398	5.6%	$9,808	4.5%

Earnings per share
Basic	$0.29		$0.23
Diluted	$0.29		$0.23

Weighted average shares outstanding
Basic	42,938		42,576
Diluted	43,094		42,611

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share data)

	For the Thirty-nine Weeks Ended

	November 3, 2018	% of net sales	October 28, 2017	% of net sales

Net sales	$606,447	100.0%	$566,506	100.0%
Cost of goods sold	401,022	66.1%	372,310	65.7%
Gross profit	205,425	33.9%	194,196	34.3%

Operating expenses:
Selling, general and administrative expenses	178,374	29.4%	164,207	29.0%
Income from operations	27,051	4.5%	29,989	5.3%
Interest expense	(10,524)	(1.7%)	(10,081)	(1.8%)
Income before income tax expense	16,527	2.8%	19,908	3.5%
Income tax expense	(3,406)	(0.6%)	(8,053)	(1.4%)
Net Income	$13,121	2.2%	$11,855	2.1%

Earnings per share
Basic	$0.31		$0.28
Diluted	$0.31		$0.28

Weighted average shares outstanding
Basic	42,854		42,464
Diluted	42,937		42,501

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets
	November 3, 2018	February 3, 2018
Current assets:
Cash	$1,892	$1,769
Accounts receivable, net	419	319
Merchandise inventories	369,057	270,594
Prepaid expenses and other	12,092	8,073
Income tax receivable	1,617	-
Total current assets	385,077	280,755
Property and equipment, net	93,273	94,035
Deferred income taxes	1,517	4,595
Definite lived intangible assets, net	252	276
Total assets	$480,119	$379,661

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$91,511	$36,788
Accrued expenses	55,664	50,602
Income taxes payable	-	2,586
Revolving line of credit	181,566	59,992
Current portion of long-term debt, net of discount and debt issuance costs	7,915	990
Current portion of deferred rent	5,033	4,593
Total current liabilities	341,689	155,551

Long-term liabilities:
Long-term debt, net of discount, debt issuance costs, and current portion	29,696	132,349
Deferred rent, noncurrent	41,244	41,963
Total long-term liabilities	70,940	174,312
Total liabilities	412,629	329,863

Stockholders’ equity:
Common stock	429	426
Additional paid-in capital	84,131	82,197
Accumulated deficit	(17,070)	(32,825)
Total stockholders’ equity	67,490	49,798
Total liabilities and stockholders' equity	$480,119	$379,661

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	November 3, 2018	October 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$13,121	$11,855
Adjustments to reconcile net income to net
cash (used in) provided by operating activities:
Depreciation and amortization	13,317	11,551
Amortization and write-off of discount on debt and deferred financing fees	1,959	534
Amortization of Intangible	283	1,355
Change in deferred rent	(280)	8,284
Loss (gain) on asset dispositions	30	(14)
Deferred income taxes	2,194	612
Stock based compensation	2,435	1,437
Change in assets and liabilities:
Accounts receivable, net	(100)	7
Merchandise inventory	(98,463)	(72,037)
Prepaid expenses and other	(2,195)	3,202
Accounts payable	55,204	40,638
Accrued expenses	2,277	(2,078)
Income taxes payable and receivable	(4,203)	2,231
Net cash (used in) provided by operating activities	(14,421)	7,577

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(15,183)	(39,220)
Acquisition of intangible asset	(259)	-
Proceeds from deemed sale-leaseback transactions	1,717	6,130
Proceeds from sale of property and equipment	226	14
Net cash used in investing activities	(13,499)	(33,076)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on line of credit	121,574	17,482
Increase in book overdraft	5,424	10,157
Proceeds from issuance of common stock per employee stock purchase plan	202	283
Payment of withholdings on restricted stock units	(699)	(638)
Borrowings on term loan	40,000	-
Payment of deferred financing costs	(1,331)	(341)
Principal payments on long-term debt	(137,127)	(1,200)
Net cash provided by financing activities	28,043	25,743

Net change in cash	123	244
Cash at beginning of year	1,769	1,911
Cash at end of period	$1,892	$2,155

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP income from operations to adjusted income from operations:

	For the Thirteen Weeks Ended		For the Thirty-nine Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Income from operations	$17,511	$19,520	$27,051	$29,989
Professional fees (1)	-	-	-	1,744
CEO retirement (2)	-	-	2,647	-
Adjusted income from operations	$17,511	$19,520	$29,698	$31,733

Reconciliation of GAAP net income and GAAP diluted weighted average shares outstanding to adjusted net income and adjusted weighted average shares outstanding:

Numerator:
Net income	$12,398	$9,808	$13,121	$11,855
Professional fees (1)	-	-	-	1,744
CEO retirement (2)	-	-	2,647	-
Deferred financing fee write-off (3)	-	-	1,617	-
Non-recurring tax benefit (4)	(1,322)	-	(1,322)	-
Less tax benefit	-	-	(813)	(677)
Adjusted net income	$11,076	$9,808	$15,250	$12,922

Denominator:
Diluted weighted average shares outstanding	43,094	42,611	42,937	42,501

Reconciliation of income per share:
Dilutive income per share	$0.29	$0.23	$0.31	$0.28
Impact of adjustments to numerator and denominator	(0.03)	-	0.05	0.02
Adjusted diluted income per share	$0.26	$0.23	$0.36	$0.30

Reconciliation of net income to adjusted EBITDA:
Net income	$12,398	$9,808	$13,121	$11,855
Interest expense	2,633	3,494	10,524	10,081
Income tax expense	2,480	6,218	3,406	8,053
Depreciation and amortization	4,438	4,572	13,600	12,906
Stock-based compensation expense (5)	366	388	1,349	1,437
Pre-opening expenses (6)	320	667	1,831	3,691
Professional fees (1)	-	-	-	1,744
CEO retirement (2)	-	-	2,647	-
Adjusted EBITDA	$22,635	$25,147	$46,478	$49,767

(1) Professional and other fees incurred in connection with the evaluation of a strategic acquisition.
(2) Expenses incurred in conjunction with the retirement of our former CEO during Q1 2018.
(3) Write-off of deferred financing fees and debt discount relating to our old term loan.
(4) Non-recurring tax benefit recognized due to our return to provision adjustments recorded in conjunction with the filing of our 2017 tax return.
(5) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2013 Performance Incentive Plan and employee stock purchase plan.
(6) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of fourth quarter and 2018 full year guidance:

	Estimated Q4 '18		Estimated FY '18
	Low	High	Low	High
Numerator:
Net income	$9,970	$11,300	$23,100	$24,440
CEO retirement (1)	-	-	2,248	2,248
Deferred finance cost write-off (2)	-	-	1,203	1,203
Non-recurring tax benefit (3)	-	-	(1,322)	(1,322)
Adjusted net income	$9,970	$11,300	$25,229	$26,569
Denominator:
Diluted weighted average shares outstanding	43,000	43,000	43,000	43,000

Reconciliation of earnings per share:
Diluted earnings per share	$0.23	$0.26	$0.54	$0.57
Impact of adjustments to numerator and denominator	-	-	0.05	0.05
Adjusted diluted earnings per share	$0.23	$0.26	$0.59	$0.62

(1) Expenses incurred in conjunction with the retirement of our former CEO during Q1 2018, net of tax.
(2) Write-off of deferred financing fees associated with the amendment and restatement of our revolving line of credit and payoff of our term loan, net of tax.
(3) Non-recurring tax benefit recognized due to our return to provision adjustments recorded in conjunction with the filing of our 2017 tax return.